SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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LENNAR CORPORATION
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Notice of 2010 Annual Meeting of Stockholders
Proxy Statement
Principal Stockholders
Stock Ownership of Our Management
Board of Directors
Report of the Audit Committee
Proposal 1: Election of Directors
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
Proposal 3: Stockholder Proposal Regarding the Company’s Building Practices
STATEMENT IN SUPPORT
Other Matters
Stockholder Proposals and Nominations for Director
Communication with the Board of Directors

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

Notice of 2010 Annual Meeting of Stockholders

To the Stockholders of Lennar Corporation:

This is to notify you that the 2010 Annual Meeting of Stockholders of Lennar Corporation will be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 14, 2010, at 11:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2010;

3.	To act on a stockholder proposal regarding the Company’s building practices; and

4.	To act upon any other matters that properly come to a vote at the annual meeting.

Only stockholders of record at the close of business on February 16, 2010 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

We cordially invite you to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, it is important that your shares are represented at the meeting. We ask that you either vote your shares or return the enclosed proxy card at your earliest convenience. You may revoke your proxy at any time before its use.

By Order of the Board of Directors

Mark Sustana
Secretary and General Counsel

Miami, Florida
March 4, 2010

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

2010 Annual Meeting of Stockholders

Proxy Statement

Solicitation of Proxies

Our Board of Directors is soliciting the accompanying proxy in connection with matters to be considered at our 2010 Annual Meeting of Stockholders to be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 14, 2010 at 11:00 a.m. Eastern Time. The individuals named on the proxy card will vote all shares represented by proxies in the manner designated or, if no designation is made, they will vote as follows:

(1)	FOR each of the eight nominees named in this proxy statement for election to the Board of Directors;

(2)	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2010;

(3)	AGAINST the stockholder proposal regarding the Company’s building practices, and

(4)	In their best judgment with respect to any other matters that properly come to a vote at the annual meeting.

The individuals acting as proxies will not vote shares that are the subject of a proxy card on a particular matter if the proxy card instructs them to abstain from voting on that matter or to the extent the proxy card is marked to show that some of the shares represented by the proxy card are not to be voted on that matter.

Record Date

Only stockholders of record at the close of business on February 16, 2010 will be entitled to notice of or to vote at this annual meeting or any adjournment of the meeting. On or about March 4, 2010, we are mailing a Notice of Availability of Proxy Materials, which describes how to obtain copies of this proxy statement, to all stockholders of record on February 16, 2010.

Shares Outstanding and Voting Rights

At February 16, 2010, we had two classes of voting stock outstanding, Class A common stock and Class B common stock. At February 16, 2010, 153,627,019 shares of Class A common stock were outstanding and 31,288,168 shares of Class B common stock were outstanding. Each outstanding share of Class A common stock entitles the holder to one vote. Each outstanding share of Class B common stock entitles the holder to ten votes.

Counting Votes

The inspector of election appointed for the meeting will count the votes cast by proxy or in person at the annual meeting. A majority in voting power, and not less than one-third in number, of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Our 401(k) plan provides that the trustee of the 401(k) plan will vote the shares of our common stock that are not directly voted by the participants. Shares as to which there are abstentions, and shares held by brokers that are not voted as to particular proposals, will nonetheless be included in determining if a quorum is present or represented at the annual meeting. Because of a recent change in New York Stock Exchange rules, brokers who hold shares in street name for customers will not be able to vote the shares with respect to the election of directors or with regard to the stockholder proposal without instructions from their customers. Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as “broker non-votes” with respect to that proposal. Neither abstentions from voting on a proposal described in this proxy statement nor broker non-votes will affect the outcome of the vote on that proposal.

Voting Requirements

Each Director will be elected by a plurality of the votes cast with regard to the election of Directors by the holders of shares of our Class A and Class B common stock, voting together as a single class. A majority of the votes cast by the holders of shares of our Class A and Class B common stock, voting together as a single class, is required to approve the ratification of Deloitte & Touche LLP, and to approve the stockholder proposal regarding the Company’s building practices.

How to Vote

To vote by mail:

(1)	Mark, sign and date your proxy card; and
(2)	Return your proxy card in the enclosed envelope.

To vote over the Internet:

(1)	Have your notice and proxy card available;
(2)	Log on to the Internet and visit the website noted on your proxy card;
(3)	Follow the instructions provided; and
(4)	Do not mail your proxy card.

To vote by telephone:

(1)	Have your notice and proxy card available;
(2)	Call the toll-free number listed on your proxy card;
(3)	Follow the recorded instructions; and
(4)	Do not mail your proxy card.

To vote in person if you are a registered stockholder:

(1)	Attend our annual meeting;
(2)	Bring a valid government issued photo identification; and
(3)	Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a bank or broker):

(1)	Attend our annual meeting;
(2)	Bring a valid government issued photo identification; and
(3)	Obtain from your bank or broker a document that authorizes you to vote the shares that are held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

Revoking Your Proxy

You may revoke your proxy at any time before its use:

(1) In person at the annual meeting;
(2) By a writing delivered to our offices before the proxy is used; or
(3) By a later-dated proxy delivered to our offices before the proxy is used.

Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot with regard to a matter, you will revoke your proxy as to that matter.

Cost and Method of Solicitation

We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our Directors, officers and employees (“associates”) may solicit proxies personally or by telephone. We will not reimburse any Director, officer or associate for their solicitation. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy materials to beneficial owners.

Principal Stockholders

The following table shows stock ownership information as of February 16, 2010 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Amount and Nature
		of Beneficial		Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership		Class(7)

Stuart A. Miller	Class B Common Stock	21,409,760	(1)(2)	68.4%
700 Northwest 107th Avenue Miami, FL 33172
FMR LLC	Class A Common Stock	27,492,219	(3)	18.1%
82 Devonshire Street Boston, MA 02109
JP Morgan Chase & Co.	Class A Common Stock	10,586,589	(4)	6.9%
270 Park Ave New York, NY 10017
BlackRock, Inc.	Class A Common Stock	9,491,343	(5)	6.2%
40 East 52nd Street New York, NY 10022
The TCW Group, Inc., on behalf of the TCW Business Unit	Class A Common Stock	8,249,248	(6)	5.4%
865 South Figueroa Street Los Angeles, CA 90017

(1)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(2)	Includes 96,827 shares of Class B common stock owned by Mr. Miller, 1,834 shares allocated to Mr. Miller’s account under the Company’s Employee Stock Ownership Plan and options to purchase 2,523 shares of Class B common stock held by Mr. Miller, which are currently exercisable or will become exercisable within 60 days after February 16, 2010.
(3)	Based on Amendment No. 4 to the stockholder’s Schedule 13G, filed on February 16, 2010. Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR LLC, beneficially owns 25,829,135 shares of Class A common stock as a result of acting as investment adviser to various registered investment companies (the “Funds”). One Fund, Fidelity Magellan Fund, owns 13,380,585 shares of Class A common stock. Edward C. Johnson 3d has effective control of FMR LLC, and therefore may be deemed to be the beneficial owner of all shares of which FMR LLC is beneficial owner. FMR LLC has sole voting power with regard to 1,663,084 shares and sole dispositive power as to all 27,492,219 shares.
(4)	Based on the stockholder’s Schedule 13G, filed on January 28, 2010. The stockholder has sole voting power with regard to 6,837,737 shares, shared voting power with regard to 107,678 shares, sole dispositive power with regard to 10,464,616 shares and shared dispositive power with regard to 105,863 shares.
(5)	Based on the stockholder’s Schedule 13G, filed on January 29, 2010.
(6)	Based on Amendment No. 1 to the stockholder’s Schedule 13G, filed on February 11, 2010. The stockholder has shared voting power with regard to 7,296,893 shares and shared dispositive power with regard to 8,249,248 shares.
(7)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 16, 2010.

Stock Ownership of Our Management

The following table shows beneficial ownership information as of February 16, 2010 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. The share amounts and ownership percentages shown for each individual in the table include shares of Class A or Class B common stock that are not currently outstanding but which the individual may acquire upon exercise of options held by that individual that are currently exercisable or will become exercisable within 60 days after February 16, 2010. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Class of Common Stock
	Class A Common Stock			Class B Common Stock
	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent of	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(9)	Ownership		Class(9)

Richard Beckwitt	625,000	(1)	*	—		*
Diane J. Bessette	228,827	(2)	*	9,559	(2)	*
Irving Bolotin	123,432	(3)	*	15,288		*
Steven L. Gerard	18,618	(3)	*	850		*
Bruce E. Gross	531,577	(4)	*	72,382	(4)	*
Sherrill W. Hudson	21,500	(3)	*	5,000		*
Jonathan M. Jaffe	1,014,141	(5)	*	52,902	(5)	*
R. Kirk Landon	45,300	(3)	*	22,380		*
Sidney Lapidus	197,342	(3)	*	39,996		*
Stuart A. Miller	1,969,842	(6)	1.3%	21,409,760	(7)	68.4%
Donna E. Shalala	13,000	(3)	*	200		*
Jeffrey Sonnenfeld	13,604	(3)	*	—		*
Directors and Officers as a Group (14 persons)	5,023,681	(8)	3.3%	21,629,946	(8)	69.1%

*	less than 1%
(1)	Includes options to purchase 175,000 shares of Class A common stock.
(2)	Includes options to purchase 68,000 shares of Class A and 2,800 shares of Class B common stock.
(3)	Includes options to purchase 7,500 shares of Class A common stock.
(4)	Includes options to purchase 141,998 shares of Class A and 2,949 shares of Class B common stock.
(5)	Includes options to purchase 249,000 shares of Class A and 2,400 shares of Class B common stock.
(6)	Includes options to purchase 225,232 shares of Class A common stock. In addition, Mr. Miller has shared voting and investment power with respect to 290,550 shares of Class A common stock reflected in this table.
(7)	Includes options to purchase 2,523 shares of Class B common stock. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(8)	Includes options to purchase 994,280 shares of Class A and 11,302 shares of Class B common stock.
(9)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 16, 2010.

Because each outstanding share of Class B common stock entitles the holder to ten votes and each outstanding share of Class A common stock entitles the holder to one vote, as of February 16, 2010, Mr. Miller had the power to cast 215,816,980 votes, which is 46.3% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group had the power to cast 220,215,841 votes, which is 47.2% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock.

Board of Directors

Our Board of Directors is responsible for overseeing the management of our business. We keep Directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the Directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Specifically, from time to time the Board schedules calls with senior management to discuss the Company’s business strategies.

Our Board of Directors currently consists of eight members, each of whom has a term that ends at the time of the next Annual Meeting of Stockholders. Each of the nominees is currently a director and has been nominated for re-election to the Board.

The following table provides information about the nominees for election as Director.

		Director
Director Nominees	Age	Since

Irving Bolotin	77	1974
Steven L. Gerard	64	2000
Sherrill W. Hudson	67	2008
R. Kirk Landon	80	1999
Sidney Lapidus(1)	72	1997
Stuart A. Miller(1)	52	1990
Donna E. Shalala	69	2001
Jeffrey Sonnenfeld	55	2005

(1)	Member of our Executive Committee.

At our 2010 annual meeting, the persons named in the accompanying proxy will vote FOR the election of each of the persons listed above to serve as a member of our Board of Directors until our next Annual Meeting of Stockholders, except to the extent that particular proxies contain instructions to do otherwise.

Biographical Information about Our Director Nominees

Irving Bolotin has served as a Director of our company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our company. During the past five years, Mr. Bolotin has served, and he currently serves, on the Boards of Directors of Rechtien International Trucks, Inc. and WPBT Channel 2.

Steven L. Gerard has served as a Director of our company since May 2000. Since October 2000, Mr. Gerard has served as a director and Chief Executive Officer of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States. Mr. Gerard was elected Chairman of CBIZ, Inc. in October 2002. Before that, from July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. Before that, from September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. During the past five years, in addition to serving on the Board of CBIZ, Inc., Mr. Gerard has served on the Boards of Directors of The Fairchild Corporation, Timco Aviation Services, Inc and Joy Global, Inc. He currently is a director and a member of the Human Resources and Nominating Committee and the Audit Committee of Joy Global, Inc.

Sherrill W. Hudson became a Director in January 2008. Mr. Hudson is Chairman and Chief Executive Officer of TECO Energy, Inc. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. In addition to serving as Chairman of the Board of TECO Energy, Mr. Hudson has served on the board of directors of The Standard Register Company during the past five years and he currently serves on the board of directors of Publix Supermarkets, Inc.

R. Kirk Landon has served as a Director of our company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. From 2001 to 2007, Mr. Landon served as Chairman of Orange Clothing Company, a clothing manufacturing company. From 1993 until 2006, Mr. Landon served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. From 1983 until 2004, Mr. Landon served on the Board of Trustees of Barry University. Mr. Landon currently serves on the Board of Trustees of Florida International University.

Sidney Lapidus has served as a Director of our company since April 1997. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, and was with Warburg Pincus from 1967 until the end of 2007. During the past five years, Mr. Lapidus has served, and he currently serves, on the board of directors of Knoll, Inc. and The Neiman Marcus Group, Inc., as well as a number of non-profit organizations.

Stuart A. Miller has served as a Director of our company since April 1990 and has served as our President and Chief Executive Officer since April 1997. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a wholly-owned subsidiary of ours until it was spun-off in October 1997.

Donna E. Shalala has served as a Director of our company since April 2001. Since June 2001, Ms. Shalala has served as the President of the University of Miami, a private higher-education institution, as well as a Professor of Political Science. Before that, from January 1993 until January 2001, Ms. Shalala served as the U.S. Secretary of Health and Human Services. Before that, from 1987 until 1993, Ms. Shalala served as a Professor of Political Science and Chancellor of the University of Wisconsin-Madison. Ms. Shalala also served as a Professor of Political Science and President of Hunter College from 1980 to 1987 and as Assistant Secretary of the Department of Housing and Urban Development during the Carter administration. A distinguished political scientist, she has served widely in the areas of education, urban housing and health policy. During the past five years, Ms. Shalala has served, and she currently is serving, on the board of directors of Gannett Co., Inc., and she currently is a Trustee of The Henry J. Kaiser Family Foundation and a member of the Council on Foreign Relations. During the past five years, Ms. Shalala had served on the board of directors of UnitedHealth Group.

Jeffrey Sonnenfeld has served as a Director of our company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time. During the past five years, Mr. Sonnenfeld had served on the board of directors of Levity HR, Inc. and TheStreet.com.

Corporate Governance

     Structure of our Board

Until 2006, we had both a Chairman of the Board and a Chief Executive Officer. When the then Chairman of the Board died in 2006, we did not replace him. Instead, we have a Lead Director, who presides over Board meetings and presides at all meetings of our independent Directors. Our Board thinks that arrangement works well for us, because all but one of our directors (our Chief Executive Officer) is independent, and our Lead Director can cause them to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the Directors any matters he thinks should be addressed by the Board and the independent directors can, if they wish, cause the entire Board to meet in order to address matters. On the other hand, the Lead Director does not have any functions that might impair, or appear to impair, his independence.

     Meeting Attendance

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each Director is required to attend substantially all meetings of the Board. During fiscal 2009, the Board of Directors met eleven times. Each Director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that Director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which he or she was serving. It is our policy to encourage directors and nominees for director to attend the annual meeting of stockholders. All members of our Board attended last year’s annual meeting of stockholders, except for Mr. Landon.

     Independent Directors

Our Board of Directors has unanimously determined that seven of our eight Directors, Messrs. Bolotin, Gerard, Hudson, Landon, Lapidus and Sonnenfeld and Ms. Shalala, are “independent” Directors under the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the New York Stock Exchange Corporate Governance Standards. After considering any relevant transactions or relationships between each Director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent Directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings in the absence of a Chairman (we have not had a Chairman since our former Chairman’s death in 2006) and presides at all meetings of our independent Directors. In connection with our regularly scheduled board meetings, our independent Directors regularly meet in executive sessions that exclude our non-independent Director and management. Mr. Lapidus presides over these executive sessions.

     Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and an Independent Directors Committee. We provide information about each of these committees below.

     Audit Committee

The Audit Committee consists of Messrs. Hudson (Chairperson), Bolotin, Gerard and Landon. Our Board of Directors has determined that all the members of the Audit Committee are independent, and have all other required qualifications for service on our Audit Committee, under the New York Stock Exchange Corporate Governance Standards and the applicable rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Gerard and Mr. Hudson are audit committee financial experts, as that term is defined in Regulation S-K under the Securities Exchange Act. The Audit Committee met ten times during fiscal 2009.

Our Board of Directors has adopted a charter for the Audit Committee. A copy of the Audit Committee Charter is Appendix 1 to this proxy statement. It is also available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Audit Committee are:

(1)	to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance and our internal auditors’ performance;

(2)	to prepare the report that appears in our annual meeting proxy statement; and

(3)	to provide an open line of communication among our independent registered public accounting firm, our internal auditors, our management and our Board of Directors.

The Audit Committee’s responsibilities also include direct supervision of our internal auditors; selecting and determining the compensation of our independent registered public accounting firm; pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm; meeting regularly with our independent registered public accounting firm, our management and our internal auditors; reviewing any issues regarding accounting or internal control over financial reporting, including any significant deficiencies or material weaknesses in our internal control over financial reporting reported to the Audit Committee by our Chief Executive Officer or our Chief Financial Officer; receiving and reviewing complaints regarding accounting, internal control over financial reporting or auditing matters, including anonymous submissions by associates and others regarding questionable accounting or auditing matters; and reviewing with our counsel legal compliance and legal matters that could have a significant impact on our financial statements.

     Compensation Committee

The Compensation Committee consists of Messrs. Gerard (Chairperson), Bolotin, Hudson and Landon. Our Board of Directors has determined that all the members of the Compensation Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Compensation Committee met five times during fiscal 2009.

Our Board of Directors has adopted a charter for the Compensation Committee. A copy of the Compensation Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. The Compensation Committee’s principal functions are:

(1)	to recommend to the full Board of Directors the compensation of our principal executive officer;

(2)	to set compensation policies and review management decisions regarding compensation of our senior executives, other than our principal executive officer;

(3)	to review with management the Compensation Discussion and Analysis that is prepared for inclusion in our proxy statement and to recommend whether that Compensation Discussion and Analysis should be included in the proxy statement; and

(4)	to prepare the Compensation Committee Report that appears in our proxy statement.

In addition, the Compensation Committee makes recommendations to the Board of Directors regarding incentive-compensation plans and equity-based plans that will apply to our senior management. The Compensation Committee has the authority to engage compensation consultants. In fiscal 2007, we engaged Hewitt Associates on the Compensation Committee’s behalf to provide an analysis of our bonus and long-term incentive programs, our compensation strategy, market comparisons, director compensation trends and potential compensation plan designs and modifications. Although the Compensation Committee did not seek any overall analyses of our compensation programs during fiscal 2008, the Compensation Committee Chairperson did consult Hewitt Associates about stock option grants that were made in July 2008.

Under the Lennar Corporation 2007 Equity Incentive Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under that Plan to management (excluding awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act, and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2007 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code).

A further description of the Compensation Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement.

     Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Ms. Shalala (Chairperson), Mr. Bolotin and Mr. Sonnenfeld. Our Board of Directors has determined that all the members of the Nominating and Corporate Governance Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Nominating and Corporate Governance Committee met four times during fiscal 2009.

Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Nominating and Corporate Governance Committee are:

(1)	to identify individuals qualified to serve on the Board;

(2)	to recommend the persons the Board should nominate for election at our annual meeting of stockholders;

(3)	to develop and recommend to the Board corporate governance guidelines applicable to us; and

(4)	to oversee the evaluation of the Board and management.

The Nominating and Corporate Governance Committee identifies and evaluates director nominees from many sources, including nominees recommended by stockholders in accordance with the procedures described below. The Nominating and Corporate Governance Committee reviews the personal characteristics and professional competencies of director candidates with the Board members to ensure that the nominees selected are those best suited, from a corporate governance standpoint, to join our Board and oversee our strategies and operations.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that a Director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	A history of conducting his/her own personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at the annual meeting of stockholders;

•	Willingness to demand that our officers and associates insist upon honest and ethical conduct throughout the company;

•	Knowledge of, and experience with regard to at least some of the following: (a) real estate properties, loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, amongst others; (c) portfolio and risk management; (d) the major geographic locations within which we operate; (e) sound business practices; and (f) accounting and financial reporting; and

•	If applicable, ability to satisfy the criteria for independence established by the Securities and Exchange Commission and the New York Stock Exchange, as they may be amended from time-to-time.

The Nominating and Corporate Governance Committee has not considered racial or ethnic diversity in evaluating possible directors. It does not believe race or ethnic background is relevant to a person’s qualifications to serve on the Board. While it recognizes the benefits of diversity of training and experience, it does not believe that race or ethnic background significantly affect a person’s ability to contribute to our Board.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a nominee for director, the stockholder should mail a recommendation to the Company containing the following information:

•	The recommending stockholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications;

•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;

•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and

•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the Nominating and Corporate Governance Committee will consider, among other things, the appropriateness of adding another Director to the Board and the candidate’s background and qualifications. The Nominating and Corporate Governance Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee will not determine whether to recommend that the Board nominate a candidate until the Nominating and Corporate Governance Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the Nominating and Corporate Governance Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the Nominating and Corporate Governance Committee will notify the recommending stockholder and the candidate of the determination.

     Executive Committee

Our By-Laws provide that the Board of Directors may establish an Executive Committee, which has all authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and except as our Board of Directors otherwise provides. Our Executive Committee consists of Messrs. Miller and Lapidus. The Executive Committee took action by unanimous written consent three times during fiscal 2009.

     Independent Directors Committee

Our By-Laws require that an Independent Directors Committee review and approve certain ventures and transactions that we enter into with LNR Property Corporation (“LNR”) and significant transactions between LNR and us or any of our subsidiaries. Also, at the request of the full Board of Directors, the Chief Executive Officer or the Chief Financial Officer, the Independent Directors Committee may review or investigate any transaction or matter involving the Company or any subsidiary of the Company, whether or not the transaction or matter involves LNR. The Independent Directors Committee consists of all of the Directors who are not associates of our company. Mr. Lapidus, our Lead Director, serves as Chairperson of the Independent Directors Committee. The Independent Directors Committee met four times during fiscal 2009.

     Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics for our Directors, officers and associates is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us.

     Corporate Governance Guidelines

Our Corporate Governance Guidelines are available on our website at www.lennar.com and are available in print to any stockholder who requests a copy from us.

If you would like to request copies of any of our committee charters, our Code of Business Conduct and Ethics, or our Corporate Governance Guidelines, please send your request to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172.

     Matters Related to Risk Management

     Board Oversight of Our Exposure to Risk

Since 2007, our Board has followed the practice of identifying areas of risk that particularly affect our Company and assigning senior members of our management to report to the Board on each of those areas of risk on a rotating basis, so that in the course of a year, there is a report on each of them at one of the regularly scheduled quarterly Board meetings. The areas of risk identified by the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board relate to liquidity, human resources, taxation, legal matters, land supply, joint ventures, homebuilding overhead, construction costs, construction quality and warranties, housing inventory management, mergers and acquisitions and natural disasters.

In addition, one of the responsibilities of the Audit Committee of our Board is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

     Effects of our Compensation Programs on Risk

All significant land acquisitions, debt incurrences and joint venture relationships are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our divisions may have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

There were no cash bonuses paid in fiscal 2008 and 2009 to our senior executives and other members of our senior corporate management, but under normal circumstances they do receive bonuses based upon achievement of performance targets that may benefit from our growth or generating short term profits. However, because most of the decisions that could expose us to significant risks relate to matters that affect us in the long term, but not in the short term, and because most of our senior executives have performance targets based on our results as a company, we do not think that, even when our incentive bonus programs are in effect, those programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

Even with regard to our Financial Services segment, although the compensation of associates may be affected by the number of mortgages we originate, because we sell almost all the mortgages we originate within 60 days after we fund them, we do not believe our compensation system creates incentives for our associates to do things that expose us to significant risks.

We have had to take significant write downs in the last three fiscal years, but they related to decisions we had made on the basis of what were believed to be in the best interests of us, as a company, and our stockholders as a whole, not on the basis of compensation incentives to particular executives or other associates. Stock options and restricted stock have long-term vesting periods, which we believe aligns the performance of our executives with the long-term goals of the Company.

Director Compensation

Non-employee Directors are paid annual fees of $50,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our common stock. The shares are not transferable (other than to the Director’s estate) until three years after the last day of the quarter in which they are issued. In addition to the annual fees, each non-employee Director receives $3,000 for each board meeting and $1,000 for each committee meeting, other than Audit Committee meetings, attended in person (but only one fee for all Board or committee meetings attended on a single day), and $500 for each Board meeting and $250 for each committee meeting attended by teleconference. Audit Committee members receive an additional $3,000 and the Audit Committee Chairperson receives an additional $5,000 for each Audit Committee meeting attended. Audit Committee fees are paid in addition to fees for other meetings attended on the same day. A Director may elect to defer payment of both the cash and stock portion of fees until he or she no longer serves as a Director of our company. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the mean of the high and low sale prices of the Class A common stock on the date of the relevant meeting for meetings held prior to April 15, 2009 and based on the closing sales price of the Class A common stock on the date of the relevant meeting for meetings held beginning April 15, 2009) is credited to the director’s deferred compensation account. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the directors’ accounts and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value at the time of termination of the number of phantom shares of Class A common stock credited to the director’s account.

Our Lead Director receives an additional $15,000 per year for his services in that capacity.

In addition to the fees described above, each year, on the date of our annual meeting of stockholders, each non-employee Director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair market value of our Class A common stock on that date. These options become exercisable in full six months after the grant date and expire on the third anniversary of the grant date. Directors also receive an annual grant of 2,000 shares of our Class A common stock on the date of the first Board meeting following our annual meeting of stockholders. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the date of grant.

Our Chief Executive Officer, who is our only employee-director, receives no additional remuneration for his service as a Director.

The following table sets forth compensation information for our last fiscal year for all of our Directors except our Chief Executive Officer. The compensation of our Chief Executive Officer is described in the section of this Proxy Statement captioned “Executive Compensation.”

					Change in
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash($)	Awards($)(1)	Awards($)(2)	Compensation($)(3)	Earnings ($)(4)	Compensation($)(5)	Total ($)

Irving Bolotin	57,000	42,380	16,662	—	—	514	116,556
Steven L. Gerard	—	17,380	16,662	76,750	3,524	240	114,556
Sherrill W Hudson	—	17,380	17,882	78,750	1,778	240	116,030
R. Kirk Landon	—	17,380	16,662	77,000	4,291	240	115,573
Sidney Lapidus	—	17,380	16,662	80,500	903	240	115,685
Donna E. Shalala	—	17,380	16,662	62,000	2,739	240	99,021
Jeffrey Sonnenfeld	—	17,380	16,662	65,000	1,974	240	101,256

(1)	Includes shares with a value of $25,000 issued to Mr. Bolotin as payment of 50% of his annual fee. Also includes an award of 2,000 shares of Class A common stock, having a grant date fair value of $8.69 per share, issued to each of the directors on April 15, 2009. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance.
(2)	Represents the amount recognized for financial statement reporting purposes in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, (“ASC 718”), excluding the estimate for forfeitures. This includes both amounts amortized from awards granted in 2009 and in 2008. In 2009, an award of options to purchase 2,500 shares of Class A common stock was made to each of the directors on April 15, 2009, with a grant date fair value of $4.55 per share, calculated using the Black-Scholes option-pricing model. In 2008, an award of options to purchase 2,500 shares of Class A common stock was made to each of the directors on April 8, 2008, with a grant date fair value of $5.48 per share, calculated using the Black-Scholes option-pricing model, and an award of options to purchase 2,500 shares of Class A common stock was made to Mr. Hudson on January 17, 2008 (the day Mr. Hudson became a director) with a grant date fair value of $2.79 per share, calculated using the Black-Scholes option-pricing model. Further information regarding the assumptions used in the calculation of the grant date fair values of option awards can be found in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2009. As of February 16, 2010, Messrs. Bolotin, Gerard, Hudson, Landon, Lapidus, Sonnenfeld and Ms. Shalala each held options to purchase 7,500 shares of Class A common stock.
(3)	Messrs. Gerard, Hudson, Landon, Lapidus, Sonnenfeld and Ms. Shalala have elected to defer payment of both the cash and stock portions of their fees. As part of this deferral, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the mean of the high and low sale prices of the Class A common stock on the date of the relevant meeting for meetings held prior to April 15, 2009 and based on the closing sales price of the Class A common stock on the date of the relevant meeting for meetings held beginning April 15, 2009) are credited to their deferred compensation accounts. Sums equal to any dividends paid with regard to the Class A common stock are also credited to their accounts and treated as though they were used to purchase additional shares of Class A common stock on the day the dividend was paid. Upon termination of a deferred compensation account, a director will receive cash equal to the value of the number of shares of Class A common stock credited to the director’s account.
(4)	Represents sums equal to dividends on phantom shares credited to the director’s deferred compensation account.
(5)	Represents sums equal to dividends on stock awards that were not factored in calculating the grant date fair value of the awards.

Executive Compensation

Compensation Discussion and Analysis

     Overview

Our compensation program for executive officers is intended to attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on our performance as a company. Historically, our executive compensation program has consisted of the following components:

•	base salary;

•	cash bonuses;

•	stock options and/or restricted stock; and

•	vacation, medical, 401(k) and other employee benefits, which are generally available to associates.

Our compensation policy has been to offer market driven base salaries commensurate with each associate’s position in the Company and individual performance, and to have a substantial portion of the total compensation paid to our senior officers be highly variable based upon individual and Company performance and be coupled with an equity component to align the interests of senior officers with those of our stockholders. Normally, we have set specific operating goals for our senior officers which normally have determined their bonus opportunities and determined the split between cash and equity based upon our performance as a Company, individual performance and industry and market conditions.

During fiscal 2008 and 2009, we were in the midst of a major dislocation in the market for new homes that significantly reduced the number of homes we could sell and the prices at which we could sell them. Primarily because of this, our revenues were down significantly and we had substantial operating losses. Also, the price of our stock fell from $52.50 per share at November 30, 2006, to $7.11 per share on November 30, 2008 and $12.67 on November 30, 2009. In response to the contraction in our activities, we reduced our headcount from 13,000 associates at November 30, 2006, to 3,835 associates at December 31, 2009.

Under those circumstances, the Compensation Committee of our Board of Directors felt it would not be appropriate to pay cash bonuses to our senior executives for fiscal 2008 or 2009. On the other hand, it recognized that it had to provide some form of incentive to our senior executives, particularly because, due to the decline in the price of our stock, the stock options they had previously received had little or no current or potential value, and the restricted stock they had been awarded was worth only a fraction of what it was worth when it was awarded. In view of this:

•	none of our senior executive officers was awarded a cash bonus for fiscal 2008 or 2009;

•	in July 2008, the Compensation Committee made awards of stock options to our key associates, including the executive officers who have principal responsibility for managing the Company through the current downturn in the housing market; and

•	in November 2009, the Compensation Committee made awards of stock (of which 25% was vested on issuance and the remainder vests in three annual installments) to our key associates, including our executive officers.

We do not have employment contracts, change-in-control agreements or any other severance programs for our executives. However, most of our equity incentive programs provide for acceleration of vesting if there is a change in control of the Company.

     Executive Compensation Objectives

Under normal conditions, our primary compensation objectives are to:

•	attract, motivate and retain highly qualified and experienced executives;

•	award compensation that recognizes valuable individual performance and motivates executives to maximize the Company’s short-term and long-term performance;

•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies; and

•	align the interests of our executives with those of our stockholders.

In order to attract, motivate and retain experienced and talented executives, we believe we must provide salaries and total compensation packages that are attractive and competitive in the homebuilding industry. We also believe it is important to have a portion of an executive’s overall compensation tied to his or her day-to-day value to the Company. When reviewing an executive’s value to the Company, we review factors such as industry experience, the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of senior management and serve as a leader for other associates. Under current market conditions, we are not seeking to attract executives at operational levels. However, the current market conditions make it particularly important that we retain the senior executive officers who are responsible for directing our responses to the depressed housing markets.

     Process for Determining Compensation

     Authority and Role of Compensation Committee

Our Compensation Committee evaluates and approves the compensation for our Chief Executive Officer and our most senior executive officers, among others, including all the named executive officers. Its determinations regarding the compensation of our Chief Executive Officer are made on the basis of the factors it believes to be applicable (discussed below). Its determinations regarding the compensation of our other corporate level executive officers take into account recommendations by our Chief Executive Officer and any other factors the Compensation Committee believes to be applicable.

The Compensation Committee also administers our equity programs, including awards under the Company’s 2007 Equity Incentive Plan.

     Role of Chief Executive Officer

Our Chief Executive Officer reviews the performance of our executive officers, other than himself, and makes compensation recommendations to the Compensation Committee regarding these executive officers.

     Compensation Consultants

The Compensation Committee has the authority to engage compensation consultants. In fiscal 2007, we engaged Hewitt Associates, a firm of compensation consultants, to provide the Compensation Committee with an analysis of our bonus and long-term incentive programs, our compensation strategy, market comparisons, director compensation trends and potential compensation plan designs and modifications. Hewitt Associates did not perform any other services for us during fiscal 2007.

In addition, in 2007, we engaged Watson Wyatt & Company, a firm of compensation consultants, to provide management with advice and information regarding bonus plans, market comparisons for various associates and potential employee retention programs.

We did not engage any compensation consultants to make broad recommendations during 2008 or 2009. However, in July 2008, the Chairperson of the Compensation Committee discussed with Hewitt Associates the option grants that were proposed by our management and was told that Hewitt Associates agreed with the timing and size of the proposed grants (without a discussion of the specific criteria Hewitt Associates applied in reaching that conclusion). Hewitt Associates did not render any services to us during fiscal 2008.

     Review of Compensation

We review the compensation of our executive officers on a regular basis. The Compensation Committee Chairperson and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management prepare or obtain market summaries and survey data regarding executive compensation matters for the Committee’s review. In addition, the Compensation Committee reviews information disclosed in public filings by companies we view to be in our peer group of publicly traded homebuilders (primarily Beazer Homes USA, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc.) and it reviews information about compensation levels generally paid by Fortune 500 companies. However, the Compensation Committee has not targeted a particular relationship between our executive compensation and that of the peer group companies or that of the Fortune 500 companies or any other group of companies.

When reviewing and determining the total mix of compensation allocated between short and long-term awards and between cash and equity awards to executive officers, we make individual determinations based upon our compensation objectives of competitive base salaries, performance based cash incentives and equity compensation that we believe will align interests of senior executives with those of stockholders, rather than relying on a set formula or percentage allocation. Accordingly, when we make a compensation award with regard to a particular executive officer, we exercise judgment in determining the mix of compensation we believe to be in line with our compensation objectives for that executive.

     Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement. However, Section 162(m) exempts qualified performance-based compensation if certain requirements are met. We generally have structured awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) in order to meet corporate objectives or to adapt to changing circumstances.

On November 30, 2009, the Compensation Committee awarded a total of 1,602,500 shares of our Class A common stock to senior executives and key associates, including 500,000 shares, with a date of grant market value of $6,335,000, to Stuart A. Miller, our President and Chief Executive Officer, 250,000 shares, with a date of grant market value of $3,167,500, to each of Jonathan M. Jaffe, our Vice President and Chief Operating Officer, and Richard Beckwitt, our Executive Vice President, 75,000 shares, with a date of grant market value of $950,250, to Bruce E. Gross, our Chief Financial Officer and 30,000 shares, with a date of grant market value of $380,100, to Diane Bessette, our Vice President and Treasurer. When it made the awards, the Compensation Committee was aware that, because the awards were not conditioned on either the associates’ or the Company’s achieving performance goals, Section 162(m) would cause a portion of the awards to Messrs. Miller, Jaffe and Beckwitt not to be deductible. The Compensation Committee felt that, despite this, the Company should not subject the awards to performance goals, because, in view of the uncertainties created by the unusual state of the homebuilding market, the risk of loss of the shares that were awarded would significantly reduce the incentives created by awarding them. The awards are discussed further under “Restricted Stock Awards” in this Compensation Discussion and Analysis.

     Use of Compensation Survey Data

We use compensation data regarding our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and the value of particular executives to the Company. The peer group compensation data is generally compiled from publicly available information. The publicly traded homebuilding companies we view as being in our peer group are Beazer Homes USA, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc.

     Components of Compensation

     Base Salary

Base salaries paid to our executive officers serve to provide a fixed or base level of compensation to them. When reviewing and setting an executive’s base salary, we consider these factors:

•	level of experience and responsibility;

•	ability to contribute to meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our peer group; and

•	recommendations of our Chief Executive Officer, other than for himself.

Due to unfavorable economic conditions with regard to homebuilding, in 2006, we implemented a salary freeze for management, which we continued through fiscal 2009. Accordingly, the base salary of the named executive officers has remained the same for the last three years. The base salary of our Chief Executive Officer has remained unchanged since 2003.

Generally, our executives have been awarded base salaries at different levels primarily based on their tenure with us and their level of responsibility. When setting base salaries, we do not use a percentage or ratio that the base salary should be in relation to total compensation, but we believe that incentive compensation should continue to be a significant portion of total compensation.

     Bonuses under the Company’s 2007 Incentive Compensation Plan

No cash bonuses were awarded to our Chief Executive Officer or any other of our executive officers with regard to fiscal 2008 or 2009. This was a departure from prior years, in recognition of the fact that we had suffered operating losses during 2007, 2008 and 2009.

In prior years, we had awarded cash bonuses in accordance with formulas that took account of factors that our management and, with regard to our senior executive officers, the Compensation Committee had deemed relevant to measure the performance of particular associates. In 2007, we adopted the Company’s 2007 Incentive Compensation Plan, which formalized the process for awarding bonuses based upon the extent to which particular associates achieved goals established for them before or shortly after the beginning of a fiscal year. The 2007 Incentive Compensation Plan does not contain specific formulae for determining the incentive compensation to be awarded to particular associates. However, the maximum bonus that may be awarded to any person under the 2007 Incentive Compensation Plan for any fiscal year is the greater of (i) $1.5 million or (ii) 1.5% of our consolidated pre-tax income in that fiscal year. We believe the maximum percentage set in the Company’s 2007 Incentive Compensation Plan to be within the ranges established by others in our peer group.

The formulas we applied with regard to fiscal 2007 (but not to fiscal 2008 or 2009, when we did not pay cash bonuses) for our named executive officers and other senior executive officers were as follows:

     Chief Executive Officer, Chief Operating Officer and Executive Vice President

The bonuses for our Chief Executive Officer, Chief Operating Officer and Executive Vice President were based on percentages of our pre-tax earnings. Percentages for 2007 depended on our return on capital and diluted earnings per share. In addition, in order for the three executives to reach the maximum percentage of pre-tax earnings, we had to achieve a specified customer satisfaction rating. The percentages and applicable hurdles for each of those three executive officers were:

Performance Levels/Target Bonus Opportunity
Performance Criteria	Threshold	Target Award
Lennar Corporation Return on Capital — As calculated by the Company	Less than 5%	CEO – 0.50% COO & EVP – 0.20%

	5% to 5.99%	CEO – 0.60% COO & EVP – 0.25%

	6% to 7.99%	CEO – 0.65% COO & EVP – 0.30%

	8% to 11.99%	CEO – 0.75% COO & EVP – 0.35%

	12% or Greater and Diluted EPS of $3.70 or Greater	CEO – 0.95% COO & EVP – 0.45%

	15% or Greater and Diluted EPS of $3.70 or Greater	CEO – 1.00% COO & EVP – 0.50%

Customer Excellence — As rated by J.D. Power and Associates, Company-Wide	Less than 7.25 to 7.99 8.0 or greater	15% Reduction Prorata Reduction No Reduction

The emphasis on return on capital was designed to be consistent with our “balance sheet first” philosophy and was deemed to be an appropriate measure of our performance in conjunction with our operating plan and in comparison to the performance of our peers based on what we believe to be the most important contributor to long-term stockholder value. We believed it was important to include earnings per share because that metric directly aligns the interests of our senior management and our stockholders. We included customer excellence rating to stress the importance of maintaining the high quality of the homes we build.

We used percentage of pre-tax earnings as a component of the bonus calculation for these three executive officers because they are responsible for developing and implementing our corporate strategies, and therefore we believed it was appropriate to reward them based on the success or lack of success of those strategies.

     Chief Financial Officer and Treasurer/Controller

Our five highest paid executive officers during fiscal 2009 included, in addition to our Chief Executive Officer, our Chief Operating Officer, our Executive Vice President, our Chief Financial Officer and our Treasurer.

The bonuses for our Chief Financial Officer and our Treasurer (who was our Controller in 2007) under the formulas applied in 2007 were based on percentages of their salaries. The Chief Financial Officer’s target bonus opportunity (i.e., the bonus he would receive if he achieved 100% of his targets) was 250% of his salary and the Treasurer/Controller’s target bonus opportunity was 150% of her salary.

The performance criteria and the percentages of the target award that were applied with regard to these two executive officers were:

		Performance Levels/
	Maximum	Target Bonus Opportunity
	Percent of
Performance Criteria	Target Award	Threshold	% of Target
Lennar Corporation Return on Capital — As calculated by the Company	15%	Less than 5% 5% to 8.99% 9% or Greater	0% Prorata 15%

Lennar Corporation Diluted Earnings Per Share — As calculated by the Company	15%	Less than $2.00 $2.00 to $3.68 $3.69 or Greater	0% Prorata 15%

Individual Performance — Based on annual Performance Appraisal review; determined in the Fall by current supervisor	40%	Below 3.0 3.0 3.5 4.0 or Greater	0% 15% 25% 40%

Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation — As determined by the Corporate Governance Committee	20%	Fair Good Very Good Excellent	0% 10% 15% 20%

Customer Excellence — As rated by J.D. Power and Associates, Company-wide	10%	Less than 7.0 7.0 to 7.99 8.0 or Greater	0% Prorata 10%

SUB-TOTAL	100%

UPSIDE POTENTIAL:
1. Associate’s Annual Performance Appraisal Rating — 4.5 or Greater		+10%

2. Lennar Corporation Diluted Earnings Per Share — $3.70 or Greater		+10%

TOTAL	120%

As was the case with the other three named executive officers, the emphasis on return on capital was designed to be consistent with our “balance sheet first” philosophy and was deemed to be a good measure of our performance in comparison to our peers. In addition, we believed it was important to emphasize earnings per share because it is directly aligned with the interests of our stockholders and customer satisfaction because even with regard to these two executive officers, who were not directly involved in our homebuilding or financial services activities, we felt it was important to stress the importance of maintaining the high quality of the homes we build. Since these two executive officers managed our financial reporting process, we felt it was important that a portion of their compensation be based on their adherence to our internal corporate governance policies, which include our internal controls over financial reporting and disclosure controls and procedures. With respect to individual performance criteria, the Chief Financial Officer’s individual performance review was conducted by the Chief Executive Officer and the Treasurer/Controller’s individual performance review was conducted by the Chief Financial Officer and approved by the Chief Executive Officer.

The maximum target bonuses for these two executive officers were calculated as percentages of their salaries in order to provide some measure of predictability of bonus amounts from year to year.

For each of fiscal 2008 and 2009, our return on capital and earnings per share were negative, and the Compensation Committee decided not to award bonuses to either our Chief Financial Officer or to our Treasurer/Controller, regardless of the performance scores they achieved.

     Stock Option Grants under the Company’s 2007 Equity Incentive Plan

Stock option grants are typically made to key associates during the first quarter of a fiscal year after we have had a chance to evaluate our performance for the prior fiscal year. In addition to these annual grants, we sometimes grant options to new associates upon hire or to current associates upon promotion. Each stock option has an exercise price equal to the closing price of our stock on the date of grant, is subject to vesting over a four-year period and expires on the fifth anniversary of the grant date. We believe that stock options provide an important incentive for our associates to maximize stockholder value, because the stock options only have value if our stock price increases after the date of grant. During our 2008 and 2009 fiscal years, we did not make normal annual option awards. However, in July 2008, the Compensation Committee of our Board made option grants to key associates, which are discussed below.

In determining the number of shares subject to an option grant, we make a subjective evaluation of:

•	our overall performance as a company;

•	an analysis of compensation paid to senior executive officers in our peer group;

•	contributions the executive officer made and is anticipated to make to our success;

•	the executive officer’s tenure with us;

•	the level of experience and responsibility of the executive officer; and

•	the number of stock options previously granted to the executive officer compared with those previously granted to other executive officers and associates.

     Restricted Stock Awards under the Company’s 2007 Equity Incentive Plan

We sometimes award restricted stock to select members of senior management. Restricted stock awards are typically made in the first quarter of a fiscal year in conjunction with the determination of bonuses, if any.

We believe that restricted stock closely aligns the long-term interests of recipients with those of our stockholders. Restricted stock grant amounts and other material terms are approved by the Compensation Committee after receiving recommendations from our Chief Executive Officer and other members of our senior management. Restricted stock grants made to the Chief Executive Officer are determined by the Compensation Committee and typically have been for twice the amount awarded to the Chief Operating Officer. Factors considered in determining restricted stock grants include:

•	contributions the executive officer made and is anticipated to make to our success;

•	the executive officer’s tenure with us;

•	the level of experience and responsibility of the executive officer;

•	the level of stock ownership of the executive officer; and

•	market compensation for similarly-situated executives in our peer group.

Our Chief Executive Officer and other members of our senior management develop grant recommendations by evaluating the factors above to set a total compensation target for each named executive officer and then design new grants to accomplish those targets, taking into account cash compensation and any stock option grants.

On November 30, 2009, the Compensation Committee awarded a total of 1,602,500 shares of our Class A common stock to senior executives and key associates of which 1,105,000 shares were awarded to our five named executive officers as described under the section “Compliance with Internal Revenue Code Section 162(m).” Of the shares issued, 25% vested upon issuance and an additional 25% will vest on November 30 of each of 2010, 2011 and 2012. If a person to whom shares were issued ceases to be an employee or an officer of the Company or a subsidiary before November 30, 2012, all shares that are not vested at the time the person ceases to be an employee or officer will be forfeited. These shares were awarded in recognition of the fact that, because of market conditions in the homebuilding industry, our senior executives have not received salary increases since fiscal 2006 and no cash bonuses were paid with regard to fiscal 2008 or 2009, even though, in reaction to the decline in the homebuilding market, the Company’s management had been able to reduce the number of associates by more than 70% from 2006 peak levels, had been able to reduce the Company’s maximum recourse exposure related to indebtedness of its unconsolidated joint ventures by more than 80% from November 30, 2006, had changed the Company’s product offerings to reduce their costs and therefore enable us to meet market demand for lower priced homes and helped the Company to accumulate more than $1.3 billion of cash. In addition, the Compensation Committee was concerned that when the homebuilding market recovers and homebuilders begin to expand, there will be aggressive competition for experienced homebuilding executives. The Compensation Committee felt that the ability of award recipients immediately to sell up to 25% of the shares they received would make up in part for the absence of salary increases and cash bonuses, and the gradual three year vesting of the remainder of the shares would create a significant incentive for recipients to continue their employment with the Company. All of the shares in this grant are immediately transferable upon vesting.

     Allocation between Restricted Stock and Stock Options

In determining how to allocate equity based compensation between stock options and restricted stock, we consider the following factors:

•	the financial statement expense of issuing restricted stock versus that of issuing stock options;

•	the tax deductibility of restricted stock grants;

•	the objective achieved by issuing restricted stock versus that of issuing stock options; and

•	the value to the senior executive of receiving restricted stock versus stock options.

We believe that restricted stock provides a strong retention incentive in an uncertain market, because it has value even during periods of declining stock prices. Also, because the value of restricted stock reflects the full value of the shares while the value of stock options reflects only the potential for an increase in the price of our shares, restricted stock awards require fewer shares to provide a specified amount of compensation. Amounts realizable from prior grants are generally not taken into account in determining new grants.

We do not have any stock ownership guidelines for executive officers or other associates. However, we do have a policy that prohibits all associates from trading in puts, calls or similar options on our stock and from engaging in short sales of our stock.

     Other Compensation and Benefits

The named executive officers receive vacation, medical, 401(k) and other benefits that are generally available to all of the Company’s associates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Based on its reviews and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Steven L. Gerard, Chairperson;
Irving Bolotin;
Sherrill W. Hudson;
R. Kirk Landon

Summary Compensation Table

The following table sets forth compensation information for our last three fiscal years with regard to (i) our principal executive officer, (ii) our principal financial officer and (iii) our other three most highly compensated executive officers during fiscal 2009, to whom we refer collectively as the “named executive officers.”

					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
			Stock	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary($)	Awards($)(1)	Awards ($)(1)	($)	Earnings($)	($)(4)	Total($)

Stuart A. Miller,	2009	1,000,000	2,468,495	915,078	—	—	32,857	4,416,430
President and Chief Executive Officer(2)	2008	1,000,000	1,583,000	1,783,302	—	—	58,294	4,424,596
	2007	1,000,000	1,583,000	3,130,386	—	—	130,397	5,843,783

Jonathan M. Jaffe,	2009	800,000	2,139,120	938,389	—	—	40,331	3,917,840
Vice President and	2008	800,000	1,968,417	1,032,378	—	—	122,045	3,922,840
Chief Operating Officer	2007	800,000	1,583,000	1,367,589	—	—	72,528	3,823,117

Richard Beckwitt,	2009	700,000	2,736,625	692,375	—	—	37,364	4,166,364
Executive Vice President	2008	700,000	1,867,667	383,334	—	—	112,592	3,063,593
	2007	700,000	1,482,250	212,375	1,000,000	—	72,652	3,467,277

Bruce E. Gross,	2009	650,000	2,012,285	469,194	—	—	29,030	3,160,509
Vice President and	2008	650,000	2,193,675	520,055	—	—	82,790	3,446,520
Chief Financial Officer	2007	650,000	1,882,706	782,477	—	—	64,250	3,379,433

Diane J. Bessette,	2009	350,000	1,124,612	175,917	—	—	27,260	1,677,789
Vice President and Treasurer(3)	2008	350,000	1,130,696	274,422	—	—	71,190	1,826,308
	2007	350,000	783,053	469,487	150,000	—	39,050	1,791,590

(1)	For fiscal 2009, 2008 and 2007 these columns include both compensation expense from awards granted in the respective fiscal years, if any, and compensation expense from awards granted in prior years. At November 30, 2009, all option awards included above were out-of-the-money. The compensation expense represents the amount recognized for financial statement reporting purposes in accordance with ASC 718, excluding the estimate for forfeitures. The grant date fair values of the option awards were determined using a Black-Scholes option-pricing model. Further information regarding the assumptions used in the calculation of the grant date fair values of stock and option awards can be found in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2009.
(2)	In 2009, Stuart A. Miller received 500,000 restricted stock awards, of which 125,000 shares vested upon issuance. For 2009, the compensation expense related to the stock awards granted during 2009 was $1.6 million. The remainder of compensation expense shown in 2009, 2008 and 2007 relates to awards made to Mr. Miller in 2006 and years prior to 2006 when the Company’s stock price was significantly higher than it was in 2009 and represents the amount recognized for financial statement purposes in accordance with ASC 718, excluding the estimate for forfeitures. At November 30, 2009, all of Mr. Miller’s option awards included above were out-of-the money (i.e., the option awards had exercise prices greater than the Company’s stock price).
(3)	Prior to February 21, 2008, Ms. Bessette was Vice President and Controller.
(4)	All other compensation consists of dividends on restricted stock awards that were not factored in calculating the grant date fair value of the awards, car allowances provided or car lease payments made by us on behalf of certain executives, matching payments by us under the 401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

			Car			Long-Term
			Allowance/Lease	401(k)	Term Life	Disability	Total All Other
	Year	Dividends($)	Payments($)	Match($)	Insurance($)	Insurance($)	Compensation($)

Stuart A. Miller	2009	2,400	22,227	7,350	430	450	32,857
	2008	25,200	25,304	6,900	440	450	58,294
	2007	96,000	26,547	6,750	600	500	130,397
Jonathan M. Jaffe	2009	15,600	16,501	7,350	430	450	40,331
	2008	97,700	16,555	6,900	440	450	122,045
	2007	48,000	16,678	6,750	600	500	72,528
Richard Beckwitt	2009	18,000	11,134	7,350	430	450	37,364
	2008	88,000	16,802	6,900	440	450	112,592
	2007	48,000	16,802	6,750	600	500	72,652
Bruce E. Gross	2009	12,400	8,400	7,350	430	450	29,030
	2008	66,600	8,400	6,900	440	450	82,790
	2007	48,000	8,400	6,750	600	500	64,250
Diane J. Bessette	2009	11,900	7,200	7,350	360	450	27,260
	2008	56,200	7,200	6,900	440	450	71,190
	2007	24,000	7,200	6,750	600	500	39,050

Grants of Plan-Based Awards

The following table sets forth information about the plan-based awards that were granted to our named executive officers during fiscal 2009:

					Estimated Future
					Payouts Under	Exercise or	Grant Date Fair
		Estimated Future Payouts Under			Equity Incentive	Base Price of	Value of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Plan Awards	Option	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Target(#)(2)	Awards($)	Awards ($)(3)

Stuart A. Miller	11/30/09	—	—	—	500,000	—	6,335,000
Jonathan M. Jaffe	11/30/09	—	—	—	250,000	—	3,167,500
Richard Beckwitt	11/30/09	—	—	—	250,000	—	3,167,500
Bruce E. Gross	11/30/09	—	—	—	75,000	—	950,250
Diane J. Bessette	11/30/09	—	—	—	30,000	—	380,100

(1)	No threshold, target or maximum bonus amounts were established for any of the named executed officers with regard to fiscal 2009.
(2)	The stock awarded November 30, 2009 was 25% vested when it was awarded and vests with regard to an additional 25% on each of the first three anniversaries of the award date. Holders are entitled to the dividends on, and can vote, the unvested shares.
(3)	The grant date fair value of the stock awards on November 30, 2009 was calculated based on the closing price of our Class A common stock on the grant date, which was $12.67 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at November 30, 2009:

	Option Awards					Stock Awards
										Equity Incentive
								Market	Equity Incentive	Plan Awards:
	Number of	Number of				Number of		Value of	Plan Awards:	Market or Payout
	Securities	Securities				Shares or		Shares or	Number of	Value of Unearned
	Underlying	Underlying				Units of		Units of	Unearned Shares,	Shares, Units or
	Unexercised	Unexercised	Option			Stock That		Stock That	Units or Other	Other Rights That
	Options	Options	Exercise	Option		Have Not		Have Not	Rights That Have	Have Not
Name	Exercisable	Unexercisable	Price	Expiration Date		Vested		Vested(18)	Not Vested	Vested(18)

Stuart A. Miller	8,000	—	$8.25	2/7/2010	(1)
	12,000	—	$9.075	2/7/2010	(1)
	9,030	—	$18.32	3/6/2011	(1)
	16,202	—	$26.32	1/25/2012	(1)
	1,818	—	$60.50	12/16/2009	(1)
	198,182	—	$55.00	12/16/2009	(1)
	1,595	1,595	$68.9425	1/5/2011	(2)
	138,405	58,405	$62.675	1/5/2011	(3)
	2,000	—	$0.00	2/7/2010	(4)
	903	—	$0.00	3/6/2011	(4)
	1,620	—	$0.00	1/25/2012	(4)	375,000	(5)	$4,751,250
Jonathan M. Jaffe	5,998	—	$8.25	2/7/2010	(1)
	20,000	—	$18.32	3/6/2011	(1)
	4,000	—	$26.32	1/25/2012	(1)
	100,000	—	$55.00	12/16/2009	(1)
	70,000	30,000	$62.675	1/5/2011	(6)
	125,000	375,000	$13.54	7/23/2013	(7)
	599	—	$0.00	2/7/2010	(4)
	2,000	—	$0.00	3/6/2011	(4)
	400	—	$0.00	1/25/2012	(4)	187,500	(8)	$2,375,625	75,000 (9)	$950,250
Richard Beckwitt	35,000	15,000	$59.29	3/1/2011	(10)
	125,000	375,000	$13.54	7/23/2013	(7)	217,500	(11)	$2,755,725	75,000 (9)	$950,250
Bruce E. Gross	11,498	—	$18.32	3/6/2011	(1)
	18,000	—	$26.32	1/25/2012	(1)
	50,000	—	$55.00	12/16/2009	(1)
	35,000	15,000	$62.675	1/5/2011	(12)
	62,500	187,500	$13.54	7/23/2013	(13)
	1,149	—	$0.00	3/6/2011	(4)
	1,800	—	$0.00	1/25/2012	(4)	116,250	(14)	$1,472,888
Diane J. Bessette	7,602	—	$8.25	2/7/2010	(1)
	14,000	—	$18.32	3/6/2011	(1)
	14,000	—	$26.32	1/25/2012	(1)
	30,000	—	$55.00	12/16/2009	(1)
	21,000	9,000	$62.675	1/5/2011	(15)
	10,000	30,000	$13.54	7/23/2013	(16)
	760	—	$0.00	2/7/2010	(4)
	683	—	$0.00	3/6/2011	(4)
	1,333	—	$0.00	1/25/2012	(4)	90,000	(17)	$1,140,300

(1)	Stock option awards for shares of Class A common stock.
(2)	Stock option awards relating to 3,190 shares of Class A common stock, the unvested portion of which vested as to 1,595 shares on January 5, 2010.
(3)	Stock option awards relating to 196,810 shares of Class A common stock, the unvested portion of which vested as to 58,405 shares on January 5, 2010.
(4)	Represents shares of Class B common stock to be issued upon the exercise of certain options to purchase Class A common stock.
(5)	Reflects a restricted stock award on November 30, 2009 of shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on each of November 30, 2010, November 30, 2011, and November 30, 2012, assuming continued employment.
(6)	Stock option awards relating to 100,000 shares of Class A common stock, the unvested portion of which vested as to 30,000 shares on January 5, 2010.
(7)	Stock option awards relating to 500,000 shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on each of July 23, 2010, July 23, 2011, and July 23, 2012, assuming continued employment.
(8)	Reflects a restricted stock award on November 30, 2009 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of November 30, 2010, November 30, 2011, and November 30, 2012, assuming continued employment.

(9)	Reflects a performance based restricted stock award on January 28, 2008 of 100,000 shares of Class A common stock, the unvested portion of which vested as to 25,000 shares on January 28, 2010 and vests as to 25,000 shares on each of January 28, 2011, and January 28, 2012, assuming continued employment.
(10)	Stock option awards relating to 50,000 shares of Class A common stock, the unvested portion of which vests as to 15,000 shares on March 1, 2010, assuming continued employment.
(11)	Reflects a restricted stock award on September 1, 2006 of shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on March 1, 2010, assuming continued employment. Reflects a restricted stock award on November 30, 2009 of shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of November 30, 2010, November 30, 2011, and November 30, 2012, assuming continued employment.
(12)	Stock option awards for 50,000 shares of Class A common stock, the unvested portion of which vested as to 15,000 shares on January 5, 2010.
(13)	Stock option awards relating to 250,000 shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of July 23, 2010, July 23, 2011, and July 23, 2012, assuming continued employment.
(14)	Reflects a restricted stock award on February 27, 2007 of shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on each of February 27, 2010 and February 27, 2011, a restricted stock award on November 30, 2009 of shares of Class A common stock, the unvested portion of which vests as to 18,750 shares on each of November 30, 2010, November 30, 2011, and November 30, 2012, assuming continued employment.
(15)	Stock option awards relating to 30,000 shares of Class A common stock, the unvested portion of which vested as to 9,000 shares on January 5, 2010.
(16)	Stock option awards relating to 40,000 shares of Class A common stock, the unvested portion of which vests as to 10,000 shares on each of July 23, 2010, July 23, 2011, and July 23, 2012, assuming continued employment.
(17)	Reflects a restricted stock award on February 27, 2007 of shares of Class A common stock, the unvested portion of which vests as to 15,000 shares on each of February 27, 2010 and February 27, 2011, a restricted stock award on January 28, 2008 of 50,000 shares of Class A common stock, the unvested portion of which vested as to 12,500 shares on January 28, 2010 and vests as to 12,500 shares on each of January 28, 2011 and January 28, 2012, and a restricted stock award on November 30, 2009 of 30,000 shares of Class A common stock, the unvested portion of which vests as to 7,500 on each of November 30, 2010, November 30, 2011 and November 30, 2012, assuming continued employment.
(18)	Market value of shares or units of stock that have not vested and unearned shares, units or other rights that have not vested is calculated using the closing sales price of the Class A common stock on November 30, 2009, which was the last trading day of the fiscal year. At November 30, 2009, the closing sales price was $12.67 per share.

Option Exercises and Stock Vested

The following table sets forth information about option exercises and stock vested during fiscal 2009:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)	Vesting (#)(1)	Vesting ($)

Stuart A. Miller
Class A Common Stock	—	—	155,000	1,811,450
Class B Common Stock	—	—	—	—
Jonathan M. Jaffe
Class A Common Stock	—	—	147,709	1,481,841
Class B Common Stock	—	—	—	—
Richard Beckwitt
Class A Common Stock	—	—	117,500	1,212,425
Class B Common Stock	—	—	—	—
Bruce E. Gross
Class A Common Stock	—	—	71,273	617,381
Class B Common Stock	—	—	—	—
Diane J. Bessette
Class A Common Stock	—	—	42,348	365,634
Class B Common Stock	—	—	—	—

(1)	Includes shares awarded November 30, 2009 that vested upon issuance.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We did not have a deferred compensation plan, and no named executive officers deferred any compensation, during fiscal 2009.

Compensatory Plans and Arrangements

     Equity Plans

We have a 2007 Equity Incentive Plan that provides for the granting of up to 15,000,000 shares of Class A or Class B common stock that may be issuable upon the exercise of stock options or stock appreciation rights, or that may be awarded as shares of restricted common stock or other forms of share based awards, to key officers, associates and Directors. The exercise prices of stock options and stock appreciation rights may not be less than the fair market value of the common stock on the date of the grant. Options granted under the 2007 Plan become exercisable at the time or times determined when the options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

Since we adopted the 2007 Equity Incentive Plan, it has been the only plan under which we have made equity-based awards to key officers, associates and Directors. The prior plan (the Lennar Corporation 2003 Stock Option and Restricted Stock Plan) terminated when the 2007 Equity Plan was adopted. However, some awards made under prior plans are still outstanding.

The Lennar Corporation 2003 Stock Option and Restricted Stock Plan provided for the granting of Class A or Class B stock options and stock appreciation rights and awards of restricted stock to key officers, associates and Directors. No options granted under the 2003 Plan could be exercised until at least six months after the date of the grant. Thereafter, options became exercisable in installments determined when options were granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants could not vest earlier than six months after the date of issuance.

The Lennar Corporation 2000 Stock Option and Restricted Stock Plan provided for the granting of stock options and stock appreciation rights relating to Class A common stock and awards of restricted Class A common stock to key officers, associates and Directors. No options granted under the 2000 Plan could be exercised until at least six months after the date of the grant. Thereafter, options became exercisable in installments determined when options were granted. Each stock option and stock appreciation right expires on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vested over vesting periods determined at the time of the grants.

The Lennar Corporation 1997 Stock Option Plan provided for the granting of stock options and stock appreciation rights to key associates to purchase shares of Class A common stock at prices not less than the market value of the stock on the date of grant. No options granted under the 1997 Plan could be exercised until at least six months after the date of grant. Thereafter, exercises were permitted in installments determined when options were granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

     Incentive Compensation Plan

We have a 2007 Incentive Compensation Plan under which the Compensation Committee of our Board of Directors, or a subcommittee of the Compensation Committee, can establish (or delegate to members of our management, the authority to establish) performance goals for our and our subsidiaries’ officers and key associates and determine formulae on the basis of which bonuses will be awarded to those officers and key associates based upon the extent to which they achieve those performance goals. The formula for a person may relate to how we or a subsidiary, division or other operating unit performs, or how it performs compared with other companies or indexes. Possible performance criteria include, among other things, pre-tax income, after-tax income, per share net income, operating income, return on equity, return on invested capital, stock appreciation, reductions in operating costs, customer satisfaction ratings, number of homes sold or number of mortgages originated.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Messrs. Bolotin, Gerard, Landon and Hudson served on our Compensation Committee. Mr. Bolotin, who was elected to the Compensation Committee in January 2002, was our Senior Vice President until his retirement in December 1998. During fiscal 2009, none of our executive officers served on the compensation committee or the board of any other entity of which a member of our Compensation Committee was an executive officer or on the compensation committee of any entity of which any of our directors was an executive officer.

Certain Relationships and Related Transactions

     Related Party Transactions Policies and Procedures

Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers and associates must avoid any activity that does or appears to conflict with the interests of the Company. Our directors, officers and associates are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we seek to become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Questionnaire for Directors and Executive Officers. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and approved, if applicable, by our Conflicts Committee if the person involved is someone other than a director or our chief executive officer or, if the person involved is a director or our chief executive officer, by the Audit Committee of the Board of Directors. Our Conflicts Committee consists of our Chief Financial Officer, our Principal Accounting Officer and our General Counsel. During fiscal 2009, there were no transactions with related persons which our policies and procedures did not require to be reviewed, approved or ratified or regarding which our policies and procedures were not followed.

     Relationship with LNR Property Corporation

In 1997, we transferred our commercial real estate investment and management business to LNR Property Corporation, and spun-off LNR to our stockholders. As a result, LNR became a publicly-traded company, and the family of Stuart A. Miller, our President, Chief Executive Officer and a Director, which had voting control of us, became the controlling shareholder of LNR.

Since the spin-off, we have entered into a number of joint ventures and other transactions with LNR. Many of the joint ventures were formed to acquire and develop land, part of which was subsequently sold to us or other homebuilders for residential building and part of which was subsequently sold to LNR for commercial development. In February 2005, LNR was acquired by a company formed by a private equity investment group. Although Mr. Miller’s family was required to purchase a 20.4% minority interest in the acquiring company, that interest is non-voting and neither Mr. Miller nor anyone else in his family is an officer or director, or otherwise is involved in the management, of LNR or its parent. Nonetheless, because the Miller family has a significant minority interest in LNR’s parent, significant transactions with LNR, or entities in which it has an interest, have historically been and continued to be reviewed and subject to approval by the Independent Directors Committee of our Board of Directors.

In January 2004, a company of which we and LNR each owned 50% acquired The Newhall Land and Farming Company for approximately $1 billion, including $200 million we contributed and $200 million that LNR contributed (the remainder came from borrowings and proceeds of sales of properties to LNR). Subsequently, we and LNR each transferred our interests in most of our joint ventures to the jointly-owned company that had acquired The Newhall Land and Farming Company, and that company was renamed LandSource Communities Development LLC (“LandSource”). At that time, The Newhall Land and Farming Company owned approximately 35,000 acres in California, much of which was in Los Angeles county.

In February 2007, LandSource admitted MW Housing Partners as a new strategic partner. As part of the transaction, each of Lennar and LNR received a cash distribution of $707.6 million and each of their ownership interests in LandSource was reduced to 16%. As a result of their 20.4% interest in LNR’s parent, the Miller family had an indirect interest in the sum paid to LNR in the LandSource transaction of approximately $144.4 million.

In June 2008, LandSource and a number of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code. In July 2009, as a result of the bankruptcy proceedings, LandSource was reorganized into a new company named Newhall Land Development, LLC, (“Newhall”). The reorganized company emerged from Chapter 11 free of its previous bank debt. As part of the reorganization, we invested $140 million in exchange for approximately a 15% equity interest in the reorganized Newhall, ownership in several communities that were formerly owned by LandSource, the settlement and release of any claims that might have been asserted against us and certain other claims LandSource had against third parties, including LNR. LNR is not a member of Newhall, the reorganized company.

     Aircraft Time-Sharing Agreement

In August 2005, Stuart Miller, our President and Chief Executive Officer, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Miller can sub-lease an aircraft owned by that subsidiary for non-business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established in connection with the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business use. Mr. Miller paid our subsidiary $229,000 under the agreement for his use of the aircraft during fiscal 2009 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

     Aircraft Dry Lease Agreement

In addition to reimbursing the Company for personal use of the aircraft, Mr. Miller entered into an Amended and Restated Aircraft Dry Lease Agreement with the Company and a subsidiary that, under Federal Aviation Administration rules, permits Mr. Miller, at his option, to reimburse the Company for our full cost of his business use of the aircraft, which he did in fiscal 2009 by paying us $3.4 million. Our independent Directors approved the Amended and Restated Agreement on January 13, 2009, and it was signed on February 17, 2009. Federal Aviation Administration rules did not permit Mr. Miller to reimburse the Company for business use of the aircraft under his 2005 Aircraft Time-Sharing Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. They are required to furnish us with copies of the reports they file pursuant to Section 16(a). Based on our review of the copies of reports we have received, we believe that during fiscal 2009, our Directors, officers and greater than 10% beneficial owners made all required filings on a timely basis.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended November 30, 2009. Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 1994 and our Audit Committee has selected them as our independent registered public accounting firm for fiscal 2010. In “Proposal 2, Ratification of Selection of Independent Registered Public Accounting Firm,” our stockholders are being asked to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010. As is described under the discussion of Proposal 2, if our stockholders do not ratify that selection, the effect of that will be to cause the Audit Committee to reconsider whether or not to retain that firm as our independent registered public accountants.

We expect representatives of Deloitte & Touche LLP to be present at our 2010 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for various types of professional services and related expenses during the years ended November 30, 2009 and 2008 were as follows:

	Fees during	Fees during
	the year ended	the year ended
Type of Services	November 30, 2009	November 30, 2008

Audit Fees	$2,037,000	$2,558,000
Audit-related Fees	$69,000	$53,000
Tax Fees	$600,000	$812,000
All Other Fees	$—	$3,000

Total	$2,706,000	$3,426,000

Audit services include the audit of our annual financial statements, reviews of our quarterly financial information and consents and comfort letters. Audit-related services primarily include assistance in understanding and applying financial accounting and reporting standards and accounting assistance with proposed transactions. Tax services are tax planning, tax compliance services and tax return preparation. All other fees are fees that do not fall into the other types of services.

Audit Committee Pre-Approval Policy

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by a de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2009, the Audit Committee pre-approved all services provided by Deloitte.

Auditor Independence

Our Audit Committee has been informed of the types of services that Deloitte has provided to us and has determined that Deloitte’s providing those services to us is compatible with Deloitte maintaining its independence from us.

Report of the Audit Committee

The following statement is furnished by the Audit Committee of Lennar Corporation and is not incorporated by reference into any document that we file with the Securities and Exchange Commission.

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2009 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2009, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2009 that has been filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2010.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2009 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:
Sherrill W. Hudson, Chairperson;
Irving Bolotin;
Steven L. Gerard;
R. Kirk Landon

Proposal 1: Election of Directors

Our Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has designated the eight persons described in the section of this proxy statement captioned “Board of Directors” as nominees for election as Directors to serve until the next annual meeting of our stockholders. All of the nominees are currently serving as Directors of our company. Directors will be elected by a plurality of the votes cast with regard to the election of Directors. The persons named in the enclosed proxy will vote the proxies they receive for the election of all those nominees, unless a particular proxy card withholds authorization to vote for one or more nominees. Each of the nominees has indicated that he or she is willing and able to serve as a Director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board of Directors, either the number of directors constituting the entire Board will be reduced or the proxies will be voted for the election of a substitute nominee that the Board of Directors will designate based upon a recommendation from its Nominating and Corporate Governance Committee. We provide biographical information about each nominee for Director in the section of this proxy statement captioned “Biographical Information about Our Director Nominees.”

Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director described above. Proxies that are executed and returned will be voted FOR the election of each of those nominees, except to the extent that particular proxies contain instructions not to vote for particular nominees.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2010, and the Board has directed that management submit the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since fiscal 1994. Information about the fees paid to Deloitte during our 2008 and 2009 fiscal years can be found in the section of this proxy statement captioned “Independent Registered Public Accounting Firm.”

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes that are cast with regard to the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Our Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Proxies that are executed and returned will be voted FOR that proposal except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 3: Stockholder Proposal Regarding the Company’s Building Practices

This stockholder proposal is sponsored by The Nathan Cummings Foundation and by the Central Laborers’ Pension Fund. The address of, and the number of voting securities held by, each of those stockholders will be provided to any stockholder upon oral or written request made to our General Counsel. Lennar Corporation is not responsible for the content of this stockholder proposal or the statement in support of the proposal.

The Proposal

STATEMENT IN SUPPORT

The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2007.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

The Proposed Stockholder Resolution

RESOLVED:  Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2010, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Board Recommendation

The Board of Directors unanimously recommends a vote AGAINST this stockholder proposal.

Lennar Corporation shares the concerns of its stockholders, homebuyers and many others over the quality of our environment. The Department of Energy estimates that the average new home is already 30% more energy efficient than the average existing home. Proudly, Lennar continues to build its homes in accordance with, and many times in excess of, current Energy Efficiency requirements. Lennar often exceeds these requirements through the inclusion of the following features:

•	Solar: The Company is committed to Renewable Energy Generation and continues to lead the industry in the inclusion of such Programs and novel financings. Since 2006, when we began our Solar Initiative, we have:

•	Installed over 1,700 residential solar systems

•	Introduced a Solar Leasing program that allows our customers to enjoy the benefits of Solar without the upfront cost associated with its purchase.

•	Energy Efficiency: The Company regularly includes, as a standard feature, many energy efficiency measures that reduce the overall energy consumption of our homes. These include:

•	Enhanced insulation

•	Energy Star Appliances

•	Dual Glazed windows

•	Certifications: Our divisions have worked with a variety of certification programs, including:

•	Energy Star for Homes

•	Environments for Living

•	California New Solar Homes Initiative

The Company remains committed to use its new homes as a vehicle for enhanced energy efficiency. We continue to keep close watch of both the “Green” products in the market today and the level of government incentive (Federal, State and Local) which make the inclusions of such products affordable for our homebuyers. We continue to work with our advocates in the government and the environmental community to identify and implement new programs which advance the affordable installation of Green products and technologies. However, because we are ultimately guided by the preferences of our homebuyers and rapidly changing market conditions in which consumers are extremely price sensitive, we cannot commit to a quantifiable reduction in Green House Gas emissions given the nascent and rapidly changing state of this important market. That is why the Board of Directors unanimously recommends a vote AGAINST the proposal.

Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal. Proxies that are executed and returned will be voted AGAINST that proposal except to the extent that particular proxies contain instructions to vote for, or to abstain from voting with regard to, that proposal.

* * * *

Other Matters

Our management does not know of any matters other than those described in this proxy statement that will be presented to the stockholders for a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournments of the Annual Meeting, the persons voting the management proxies will vote them in accordance with their best judgment.

Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended November 30, 2009, is being distributed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K may be obtained, without charge, by writing to us at Lennar Corporation, Attn: Investor Relations, 700 Northwest 107th Avenue, Miami, Florida 33172, or by visiting our website at www.lennar.com.

Stockholder Proposals and Nominations for Director

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders or wishes to nominate a director candidate for our Board of Directors must submit such proposal or nomination in writing to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. Stockholder nominations for Director should comply with the information requirements as set forth in our Corporate Governance Guidelines. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2011 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act. To be eligible for inclusion in our 2011 Annual Meeting Proxy Statement, stockholder proposals must be received by our Office of the General Counsel at 700 Northwest 107th Avenue, Miami, Florida 33172 no later than November 4, 2010.

In addition, in accordance with Rule 14a-4 under the Securities Exchange Act, the persons named in the proxies solicited by our management will have the right to exercise discretionary voting authority with respect to any proposal that is submitted by a stockholder after January 18, 2011 that we are not asked to include in our Proxy Statement for the 2011 Annual Meeting of Stockholders.

Communication with the Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by anyone confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

By email to:	lennar@tnwinc.com

By telephone to:	1-800-503-1531
By mail addressed to:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone confidentially and anonymously to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com

By telephone to:	1-800-503-1534

By Order of the Board of Directors,

Mark Sustana
Secretary and General Counsel

Miami, Florida
March 4, 2010

APPENDIX 1

LENNAR CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (“Committee”) is appointed by the Board of Directors (“Board”) of Lennar Corporation (the “Company”). Its primary functions are to:

•	Assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the people responsible for the Company’s internal audit function and (v) the performance of the Company’s independent auditors;

•	Prepare the report that Securities and Exchange Commission (“SEC”) rules require be included in the Company’s annual proxy statement; and

•	Provide an open avenue of communication among the Company’s independent auditors, its internal auditors, its management and its Board of Directors.

Organization

•	The Committee will be composed of at least three directors, each of whom is financially literate (i.e., able to read and understand financial statements and aware of the functions of auditors for a company) or, in the judgment of the Board, able to become financially literate within a reasonable period of time after his or her appointment to the Committee.

•	At least one member of the Committee will be a person who meets the “financial expert” criteria as defined by the SEC and determined by the Board.

•	Committee Members shall be appointed and removed by the Board. All members of the Committee must be “independent,” as such term is defined under applicable corporate governance standards, and the determination of independence will be made by the Board.

•	The Board will designate a member of the Committee to be the chairman of the Committee.

•	The Committee will follow the rules of procedure of the Board, as such rules are set forth in the Company’s By-laws, including rules regarding notice of meetings, quorum and voting.

•	The Committee may create subcommittees to perform particular functions, either generally or in specific instances.

Powers

The Committee will have the authority to engage independent counsel, accounting and other advisors, as it determines necessary to carry out its duties. The Company will provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation (a) to the public accounting firm employed by the Company to audit its financial statements and (b) to any advisors employed by the Committee.

The Committee may require any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also meet with the Company’s investment bankers or with financial analysts who follow the Company.

Responsibilities

To fulfill its responsibilities, the Committee will:

Independent Auditors

1.	Pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to the Company or its subsidiaries by the Company’s independent auditors, except for non-audit services covered by the De Minimus Exception in Section 10A of the Securities Exchange Act of 1934. The Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

2.	Be directly responsible for the appointment, termination, compensation, and oversight of the work, of any public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Each such public accounting firm will report directly to the Committee.

3.	Have the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements of the Company’s independent auditors.

4.	In order to evaluate the independent auditors’ qualifications, performance and independence, at least annually obtain and review a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditors and the Company. This evaluation should include review of the partner in the independent auditing firm who has principal responsibility for its audits of the Company’s financial statements and should take into account the opinions of management and the Company’s internal auditors.

5.	Present to the Board its conclusions regarding the independent auditors’ qualifications, performance and independence as a result of the evaluation described in the preceding paragraph.

6.	Meet regularly with the Company’s independent auditors so that they can report on (a) all critical accounting policies and practices the Company uses or expects to use; and (b) all alternative treatments of material financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

7.	Review with the Company’s independent auditors any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditors’ activities and any disagreements with management, and, if applicable, also including any accounting adjustments that were noted or proposed by the auditors but were “passed” (including similar adjustments that were passed because individually they were not material); any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement; any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company; and all other material written communications between the independent auditors and the management of the Company.

8.	Meet separately, periodically, with management, with the internal auditors and with the independent auditors.

9.	Report regularly to the Board.

10.	Set clear hiring policies for employees or former employees of the independent auditors.

Internal Audit

1.	Review the appointment and replacement of the senior internal auditing executive.

2.	Review the organization, plan and results of the activities of the Internal Audit department.

3.	Review any significant changes in the planned scope of the internal audit function.

Accounting and Reporting Process

1.	Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

2.	Review major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

3.	Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

4.	Review the audited financial statements and discuss them with management and the independent accountants. Based on that review, and the reviews performed by the Committee as described in paragraphs 1 through 3, make a recommendation to the Board relative to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

5.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditors, as necessary, that the Company’s subsidiaries are conforming to applicable legal requirements and the Company’s Code of Business Conduct and Ethics, including disclosures of insider and affiliated party transactions.

6.	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

7.	In consultation with independent auditor and the internal audit function, review the integrity of the Company’s financial reporting process (both internal and external), and the internal control structure (including disclosure controls and procedures and internal control over financial reporting).

Other

1.	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	Meet with the CEO and CFO, prior to their certification of each annual or quarterly report filed by the Company with the SEC, and receive those officers’ disclosures of (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and identify any material weakness in internal controls, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.	The Committee shall review and discuss in advance with management the Company’s quarterly earnings press releases. With respect to general financial information and earnings guidance, the

Committee shall periodically discuss with management generally the types of information to be disclosed and the types of presentations to be made.

4.	Discuss and review policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

5.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Review the regular internal reports to management (or summaries thereof ) prepared by the internal audit function as well as management’s response.

7.	Review, with Company’s counsel, legal compliance and legal matters that could have a significant impact on the Company’s financial statements.

8.	Conduct an annual evaluation of its own performance.

9.	Conduct an annual review of this Charter and recommend to the Board any changes the Committee deems appropriate.

The Committee’s role is one of oversight, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The preparation of the Company’s financial statements is the responsibility of management, and the auditing of those financial statements is the responsibility of the independent auditor.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:   ☑
                                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                     DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1.	Election of Directors

Nominees:

	01 Irving Bolotin	05 Sidney Lapidus
	02 Steven L. Gerard	06 Stuart A. Miller
	03 Sherrill W. Hudson	07 Donna E. Shalala
	04 R. Kirk Landon	08 Jeffrey Sonnenfeld

The Board of Directors recommends you vote FOR the following proposal (s):		For	Against	Abstain

2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm: (Our Board of Directors unanimously recommends a vote FOR this proposal.)	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal (s):		For	Against	Abstain

3.	Stockholder proposal regarding the Company’s building practices: (Our Board of Directors unanimously recommends a vote AGAINST this proposal.)	☐	☐	☐

NOTE: In their best judgment with respect to any other matters that properly come to a vote at the annual meeting.

The shares represented by this proxy when properly executed, will be voted in the manner directed above. If no direction is made with regard to an item, this proxy will be voted FOR all the listed nominees, FOR items 2 and AGAINST item 3.

For address changes/comments, mark here. (see reverse for instructions)	☐

Please indicate if you plan to attend this meeting	Yes	No

	☐	☐

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report is/are available at www.proxyvote.com.
LENNAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
ON APRIL 14, 2010
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE WITH REGARD TO AN ITEM, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S BUILDING PRACTICES.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
The undersigned appoint(s) Stuart A. Miller, Bruce E. Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorizes them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN. B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 14, 2010 at 700 Northwest 107th Avenue, Second Floor, Miami, Florida, 33172 and any adjournment or postponement of that meeting.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

LENNAR CORPORATION

Meeting Information
Meeting Type:   Annual Meeting

For holders as of:   February 16, 2010

Date:   April 14, 2010          Time: 11:00 AM EDT

Location:   700 Northwest 107th Avenue

                   Second Floor

                   Miami, Florida, 33172
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.